                                                                 Exhibit (i)(13)


                          DRINKER BIDDLE & REATH LLP
                               One Logan Square
                            18th and Cherry Streets
                         Philadelphia, PA  19103-6996
                            Phone:  (215) 988-2700
                          Facsimile:  (215) 988-2757



                                March 29, 2000


Goldman Sachs Trust
4900 Sears Tower
Chicago, IL  60606

RE:  CORE Tax-Managed Equity Fund of Goldman Sachs Trust
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Ladies and Gentlemen:

     We have acted as counsel for Goldman Sachs Trust, a Delaware business trust (the "Trust"), in connection with the registration under the Securities Act of 1933 of shares of beneficial interest representing interests in an additional series, or fund, of the Trust known as the CORE Tax-Managed Equity Fund. The CORE Tax-Managed Equity Fund has five classes of shares: Class A Shares, Class B Shares, Class C Shares, Institutional Shares and Service Shares. The Trust is authorized to issue an unlimited number of shares of each class. These classes are hereinafter referred to as the "Shares."

     We have reviewed the Trust's Declaration of Trust, its by-laws, resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States of America.

     Based on the foregoing, we are of the opinion that the Shares, when issued against payment therefor as described in the Trust's prospectuses relating thereto, will be legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also trustees of the Trust). Pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series or class, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means).

Goldman Sachs Trust
March 29, 2000
Page 2


     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of a Post-Effective Amendment to the Registration Statement of the Trust. Expect as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

                                    Very truly yours,

                                    /s/ DRINKER BIDDLE & REATH LLP

GM/sdj